UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 29, 2018

WASHINGTON REAL ESTATE INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

MARYLAND	1-6622	53-0261100
(State of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1775 EYE STREET, NW, SUITE 1000, WASHINGTON, DC 20006

(Address of principal executive office) (Zip code)

Registrant’s telephone number, including area code: (202) 774-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 29, 2018, Washington Real Estate Investment Trust (“Washington REIT”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Agent”), and the financial institutions party thereto as lenders (the “Lenders”) and agents, which provides for aggregate revolving loan commitments of $700 million (the “Revolving Credit Facility”), the continuation of the existing unsecured term loan facility of $150 million (the “Tranche A Term Loan Facility”) and an additional unsecured term loan facility of $250 million (the “Tranche B Term Loan Facility”). The Credit Agreement amends and restates that certain Credit Agreement (as amended, the “Existing Credit Agreement”), dated as of June 23, 2015, among Washington REIT, Wells Fargo Bank, National Association, as administrative agent, and the financial institutions party thereto as lenders and agents, which provided for aggregate revolving loan commitments of $600 million and the Tranche A Term Loan Facility (in the amount of $150 million). The Tranche B Term Loan Facility under the Credit Agreement will increase and replace the $150 million unsecured term loan facility under that certain Term Loan Agreement (the “Prior Term Loan Agreement”), dated as of July 22, 2016, among Washington REIT, Capital One, National Association, as administrative agent, and the financial institutions party thereto as lenders and agents.

The Credit Agreement includes the option to increase the revolving loan commitments or add term loans under the Credit Agreement to up to $1.5 billion in the aggregate to the extent the lenders (from the syndicate or otherwise) agree to provide additional revolving loan commitments or term loans. The Revolving Credit Facility will mature on March 29, 2022, unless extended pursuant to one or both of the two six-month extension options provided therein. The exercise of an extension option requires the payment of a fee of 0.0625% on the extended revolving loan commitments for the first extension and 0.075% on the extended revolving loan commitments for the second extension, and is subject to certain other customary conditions. The Tranche A Term Loan Facility will mature on March 15, 2021 and the Tranche B Term Loan Facility will mature on July 21, 2023. The Credit Agreement also provides Washington REIT with the ability to obtain letters of credit of up to $60 million in the aggregate. As of March 29, 2018, $150 million of the Tranche A Term Loan Facility, $250 million of the Tranche B Term Loan Facility, and revolving loans in an aggregate principal amount of approximately $260 million were outstanding under the Credit Agreement.

No subsidiaries of Washington REIT are currently required to guarantee Washington REIT’s obligations under the Credit Agreement. Subsidiaries of Washington REIT may in the future be required to guarantee Washington REIT’s obligations under the Credit Agreement if any such subsidiary (a) guarantees the indebtedness of Washington REIT or another subsidiary of Washington REIT (excluding, among other things, guarantees of certain indebtedness in an aggregate principal amount not in excess of $200 million) or (b) owns a property included in the determination of Washington REIT’s unencumbered pool value and incurs any recourse indebtedness.

Borrowings under the Revolving Credit Facility will bear interest, at Washington REIT’s option, at a rate of either LIBOR plus a margin ranging from 0.775% to 1.55% (depending on Washington REIT’s credit rating) or the base rate plus a margin ranging from 0.00% to 0.55% (based upon Washington REIT’s credit rating). Loans under the Tranche A Term Loan Facility will bear interest, at Washington REIT’s option, at a rate of either LIBOR plus a margin ranging from 0.90% to 1.75% (depending on Washington REIT’s credit rating) or the base rate plus a margin ranging from 0.00% to 0.75% (based upon Washington REIT’s credit rating). Loans under the Tranche B Term Loan Facility will bear interest, at Washington REIT’s option, at a rate of either LIBOR plus a margin ranging from 0.85% to 1.75% (depending on Washington REIT’s credit rating) or the base rate plus a margin ranging from 0.00% to 0.75% (based upon Washington REIT’s credit rating). The base rate is the highest of the Agent’s prime rate, the federal funds rate plus 0.50% and the LIBOR market index rate plus 1.0%. In addition, the Credit Agreement requires the payment of a facility fee equal to 0.10% to 0.30% (depending on Washington REIT’s credit rating) on the $700 million committed capacity in respect of the Revolving Credit Facility, without regard to usage.

The Credit Agreement contains representations, financial and other affirmative and negative covenants that are similar to the Existing Credit Agreement and generally customary for credit facilities of this type. The Credit Agreement requires that Washington REIT comply with various covenants, including covenants restricting liens on properties included in the determination of Washington REIT’s unencumbered pool value, investments, mergers, affiliate transactions, asset sales and the payment of dividends following an event of default. In addition, the Credit Agreement requires that Washington REIT satisfy certain financial maintenance covenants, including:

•	ratio of total debt to total asset value of not more than 0.60 to 1.00 (subject to a higher level following material acquisitions);

•	ratio of adjusted EBITDA to fixed charges of not less than 1.50 to 1.00;

•	ratio of secured indebtedness to total asset value of not more than 0.40 to 1.00;

•	ratio of net operating income from unencumbered properties satisfying certain criteria specified in the Credit Agreement to interest expense on unsecured indebtedness of not less than 1.75 to 1.00; and

•	ratio of unsecured indebtedness to the unencumbered pool value of properties satisfying certain criteria specified in, and valued per the terms of, the Credit Agreement of not more than 0.60 to 1.00 (subject to a higher level following material acquisitions).

The Credit Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of Washington REIT under the Credit Agreement to be immediately due and payable.

Washington REIT also has entered into interest rate swap arrangements in relation to the full amount of the Tranche B Term Loan Facility, with the effect that Washington REIT will pay a fixed interest rate of approximately 2.31% per annum on the existing $150 million portion of such Tranche B Term Loan Facility and 3.71% per annum on the new $100 million portion of such Tranche B Term Loan Facility (in each case, based on the Washington REIT’s current credit rating). Swap arrangements with respect to the existing $150 million portion of such Tranche B Term Loan Facility are now in effect and swap arrangements with respect to the additional $100 million portion of such Tranche B Term Loan Facility will take effect on June 29, 2018 and, in each case, such swap arrangements will expire on the maturity date of the Tranche B Term Loan Facility.

From time to time, the Washington REIT has had customary commercial and/or investment banking relationships with Wells Fargo Bank, National Association, PNC Bank, National Association, SunTrust Bank, Goldman Sachs Bank USA, Capital One, National Association, Agent, US Bank National Association, and/or certain of their respective affiliates, counterparties to the interest rate swap arrangements.

The foregoing summary of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

In connection with Washington REIT’s entry into the Credit Agreement, on March 29, 2018, the Prior Term Loan Agreement was terminated effective March 29, 2018 in connection with the replacement of the obligations owing under the Prior Term Loan Agreement by the Tranche B Term Loan Facility. The Prior Term Loan Agreement was filed as Exhibit 10.54 to Washington REIT’s Quarterly Report on Form 10-Q for the period ending September 30, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	Amended and Restated Credit Agreement, dated as of March 29, 2018, by and among Washington Real Estate Investment Trust, as borrower, the financial institutions party thereto as lenders, and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASHINGTON REAL ESTATE INVESTMENT TRUST

Date: March 29, 2018	By:	/s/ Stephen E. Riffee
	Name:	Stephen E. Riffee
	Title:	Executive Vice President and Chief Financial Officer